SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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NuRx Pharmaceuticals, Inc.

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NURX PHARMACEUTICALS, INC.
18 Technology Drive, Suite 130
Irvine, California 92618

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN APPROVED BY OUR SHAREHOLDERS. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

This Information Statement is being furnished to the shareholders of record of NuRx Pharmaceuticals, Inc. (“we” or the “Company”) as of April 1, 2008 (the “Record Date”) to advise them that the Board of Directors and shareholders of the Company have approved an amendment (the “Amendment”) to our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”). The Amendment, when filed with the Nevada Secretary of State, will effect a one (1) for four (4) reverse stock split (the “Reverse Stock Split”) of the outstanding shares of this Company’s common stock (the “Common Stock”). Shareholder approval was obtained by written consent of shareholders who own shares representing approximately 51.6% of the outstanding votes as of the Record Date. This Information Statement is being mailed commencing on or about April 18, 2008.

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the Amendment may not be effected until at least 20 calendar days after this Information Statement is sent or given to our shareholders. We anticipate that the Amendment will be filed promptly following the 20th day after this Information Statement is first sent to our shareholders. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

Vote Required

As discussed in further detail below, the Amendment requires the approval of shareholders holding a majority of the outstanding votes. As of the record date, we had 113,576,927 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Holders of shares representing 58,565,000 votes executed the written consent in favor of the Amendment.

Meeting Not Required

Under Section 78.390 of the Nevada Revised Statutes (the “Nevada Law”), an amendment to our Articles of Incorporation must be proposed by resolution of the Board of Directors and be approved of by shareholders holding shares entitling them to exercise at least a majority of the voting power of the company. Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation’s articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain, the written consent of 11 shareholders holding the requisite number of votes that would be necessary to authorize or take such action. Our Bylaws also permits action to be taken by the written consent of the shareholders holding not less than at least a majority of the voting power of the company.

Dissenters Rights of Appraisal

There are no dissenter’s rights of appraisal applicable to the action to adopt the Amendment.

AMENDMENT TO ARTICLES OF INCORPORATION

The Company’s Board of Directors and shareholders holding a majority of the shares of Common Stock have approved and adopted an Amendment to our Articles of Incorporation which will effect a one-for-four reverse stock split of the outstanding Common Stock (the “Outstanding Common Stock”). There will be no change in the number of the Company’s authorized shares of Common Stock, no change in the number of shares of Common Stock reserved for the Company’s 2007 Stock Compensation Plan and no change in the par value of the Common Stock. The full text of the Amendment to the Articles of Incorporation is set forth as follows:

“Effective upon the filing of this Certificate of Amendment of the Articles of Incorporation, each four shares of the Corporation’s Common Stock, par value $.001 per share (“Common Stock”), then issued and outstanding, shall become one fully paid and nonassessable share of Common Stock. Fractional shares shall be rounded up to the next whole share. The capital account of the Company shall not be increased or decreased by such reverse stock split. To reflect such reverse stock split, each certificate representing shares of Common Stock theretofore issued and outstanding shall represent one-fourth the number of shares of Common Stock issued and outstanding after such reverse stock split (subject to the treatment of fractional shares, as provided above); and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of Common Stock equal to one-fourth the number of shares represented by said certificate for theretofore issued and outstanding shares (subject to the treatment of fractional shares, as provided above).”

The Reverse Stock Split will be effected simultaneously for all holders of the Outstanding Common Stock, and the ratio of post-split shares to pre-split shares will be the same for all of the Outstanding Common Stock. Except for changes due to the Company’s rounding up of fractional shares as described below under the caption “Fractional Shares”, the Reverse Stock Split will affect all of the Company’s shareholders uniformly, will not change the proportionate equity interests of the Company’s shareholders, and will not alter the respective voting or other rights of shareholders. At the Effective Time, proportional adjustments will be made to any outstanding options awarded pursuant to our 2007 Stock Compensation Plan, and any outstanding but unexercised warrants will automatically adjust for the Reverse Stock Split pursuant to their terms. As a result of the Reverse Stock Split, we will go from having 113,576,927 shares of Common Stock outstanding, to having approximately 28,394,232 shares of Common Stock outstanding.

Purposes of the Reverse Stock Split

The purpose of the Reverse Stock Split is to increase the price of the Common Stock in order to have the Common Stock meet one of the initial listing standards of the American Stock Exchange (“AMEX”). The Outstanding Common Stock is currently traded on the Over-the-Counter Bulletin Board (the “OTC BB”), but the Company intends to apply to have the Company’s Common Stock listed on AMEX. In order for the Outstanding Common Stock to be eligible to be listed on AMEX, the Company and the Outstanding Common Stock are required to meet various initial listing standards established by AMEX. Among other things, the Company is required to maintain a minimum bid price of at least $2.00 per share. On April 7, 2008, our Common Stock was last traded at a price of $0.55 per share. The principal purpose of the Reverse Stock Split is to increase the market price of the Outstanding Common Stock above the minimum bid price required by the initial listing standards of AMEX. The Reverse Stock Split will become effective when the Amendment is filed with the Secretary of State of the State of Nevada (the “Effective Time”).

The Company believes that it is desirable to have its Common Stock listed on AMEX because AMEX is a national securities exchange. Such exchanges are generally considered more efficient than the OTC BB. Consequently, selling the Outstanding Common Stock would be easier because more quantities of shares would likely be bought and sold, transactions could be faster, and securities analysts’ and news media coverage of the Company may be increased. These factors could result in higher prices. If listing on AMEX increases in the market price of the Outstanding Common Stock, it could also greatly increase the Company’s ability to raise additional necessary capital through equity or debt financing, and significantly decrease the ownership dilution to shareholders if the Company was to issue equity in financing or other transactions.

The Board of Directors believes that the Reverse Stock Split is likely to result in the bid price of the Outstanding Common Stock increasing over the $2.00 per share minimum bid price required by AMEX, thereby permitting the Company to meet that initial eligibility requirement. However, there can be no assurance that after effectuating the Reverse Stock Split the Company will meet the minimum bid price or that the Company will be able to meet the other initial listing requirements of AMEX.

In addition, if the Outstanding Common Stock is listed on the AMEX, the Company may no longer be subject to Rule 15g-9 under the Securities and Exchange Act of 1934, as amended. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. The rule affects the ability of broker-dealers to sell the Outstanding Common Stock and affects the ability of holders to sell their shares of Outstanding Common Stock in the secondary market because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such securities, and some investment funds will not invest in low-priced securities.

The Board of Directors reserves the right, notwithstanding shareholder approval and without further action by shareholders, not to proceed with the Reverse Stock Split, if at any time prior to the Effective Time the Board of Directors, in its sole discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company and its shareholders. The Board of Directors also reserves the right to apply to have the Common Stock listed on a national exchange other than AMEX, or on a national inter-dealer quotation system like Nasdaq, or to determine to remain listed on the OTC BB.

Certain Effects of the Reverse Stock Split

Shareholders should recognize that after the Reverse Stock Split is effectuated they will own fewer number of shares than they presently own (a number equal to one-fourth the number of shares owned immediately prior to the Effective Time). In addition, the Reverse Stock Split will increase the number of shareholders of the Company who own odd-lots (less than 100 shares). Shareholders who hold odd-lots generally experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales.

While the Company expects that the reduction in the Outstanding Common Stock as a result of the Reverse Stock Split will result in an increase in the market price of the Outstanding Common Stock, there can be no assurance that the Reverse Stock Split will increase the market price of the Outstanding Common Stock in proportion to the reduction in the number of pre-split shares of the Outstanding Common Stock before the Reverse Stock Split or result in any permanent increase in the market price (which is dependent upon many factors, including, but not limited to, the Company’s business and financial performance and prospects). Should the market price of the Outstanding Common Stock decline after the Reverse Stock Split, the percentage decline may be greater than would otherwise occur had the Reverse Stock Split not been effectuated. Furthermore, there can be no assurance that, after effectuating the Reverse Stock Split, the Company will meet the minimum bid price or other requirements of AMEX for initial listing of the Outstanding Common Stock.

After the Effective Time, the number of authorized but unissued shares of Common Stock will increase from 36,423,073 to approximately 121,605,768. These shares may be issued by the Board of Directors in its discretion. If the Company issues additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of the Company’s existing shareholders may be greater than would otherwise occur had the Reverse Stock Split not been effectuated.

The Reverse Stock Split will not affect the par value of the Company’s Common Stock. As a result, after the Effective Time, the stated capital on the Company’s balance sheet attributable to the Outstanding Common Stock will be reduced to one-fourth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Outstanding Common Stock will be increased after the Effective Time because there will be fewer shares of the Company’s Common Stock outstanding.

Tax Consequences

We believe that the federal income tax consequences of the Reverse Stock Split to shareholders will be as follows:

•	No gain or loss will be recognized by a shareholder on the surrender of their existing shares of Common Stock or upon receipt of a certificate representing the new number of shares of Common Stock;

•	The aggregate tax basis of the shares after the Reverse Stock Split will equal the aggregate tax basis of the shares exchanged therefor;

•	The holding period of the shares after the Reverse Stock Split will include the holding period of the holder’s existing shares; and

•	The conversion of the existing shares into the new shares after the Reverse Stock Split will produce no gain or loss to the Company.

Our belief as outlined above is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. This summary also assumes that the existing shares of Common Stock were, and the new shares of Common Stock will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the Reverse Stock Split.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

The Reverse Stock Split will become effective at the Effective Time. After the Effective Time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Fractional Shares

No scrip or fractional shares, or certificates for fractional shares, will be issued in connection with the Reverse Stock Split. If the number of shares held by a shareholder is not evenly divisible by four, the number of shares will be rounded up to the nearest whole number. Given that the value of any fractional share will likely be small, we believe that this method is preferable to paying cash in lieu of issuing fractional shares.

Vote Obtained

A total of 113,576,927 shares of common stock were issued and outstanding as of the Record Date. Out of this total, the affirmative vote of a minimum of 56,788,464 shares of common stock was required for approval of the Amendment. On April 8, 2008, shareholders, holding 58,565,000 shares of executed a written consent approving the Amendment. Pursuant to Section 78.390 of the Nevada Revised Statutes, an affirmative vote by shareholders holding shares entitling them to exercise at least a majority of the voting power is sufficient to amend the articles of incorporation. Under Section 78.320 of the Nevada Revised Statutes, unless otherwise provided in our articles of incorporation, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, without prior notice and without a vote, a written consent thereto is signed by shareholders holding not less than the minimum number of votes that would be necessary to authorize or take such action. Our By-Laws require the same proportion of votes. Accordingly, the Amendment was duly approved and no further votes will be needed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2008, for: (i) each person who is known by us to beneficially own more than five percent of the our Common Stock, (ii) each of our directors, (iii) our Named Executive Officers, as defined in Regulation S-B Item 402(a), and (iv) all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are exercisable within 60 days. Information with respect to beneficial ownership has been furnished to us by each, director, executive officer or 5% or more shareholder, as the case may be. Unless otherwise indicated, to our knowledge, each shareholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. Percentages are calculated according to 126,971,727 shares that are considered to be beneficially owned as of April 1, 2008 according to the rules of the SEC. Of these shares, only 113,576,927 shares of common stock are issued and outstanding.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Total
Dr. Harin Padma-Nathan(2) Director, CEO and President	3,194,800	2.5%
Kurt Brendlinger(3) Director	13,750,000	10.8%
Sharyar Baradaran(4) Director and Secretary	790,000	*
Dr. Parkash Gill(5) Director	24,000,000	18.9%
Matt Borenzweig(6) Director	200,000	*
Steven Gershick Chief Financial Officer	0	*

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Total
Executive Officers and Directors as a Group (six persons)	41,934,800	33.0%
Hunter World Markets, Inc.(7) Penthouse Suite 9300 Wilshire Boulevard Beverly Hills, California 90212	21,800,000	17.2%
Santa Monica Capital Partners II, LLC(3) 11845 W. Olympic Boulevard, # 1125W Los Angeles, CA 90064	13,750,000	10.8%
Absolute Return Europe Fund Limited(8)	18,336,250	14.4%
Absolute Activist Value Master Fund Limited(8)	7,500,000	5.9%
Absolute European Catalyst Fund Limited(8)	11,495,250	9.0%
Vitae Pharmaceuticals, Inc. 502 West Office Center Drive Fort Washington, PA 19034	7,026,927	5.5%

* Less than 1%.

(1)	Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as our address.
(2)
These shares include 500,000 shares held in an IRA trust account and Dr. Padma-Nathan’s options to purchase 173,700 shares that vested on each August 29, 2007, November 28, 2007, January 27, 2008, and the 173,700 shares that will vest on April 26, 2008. The vested options are part of the option to purchase 3,474,000 shares granted to Dr. Padma-Nathan on May 31, 2007 pursuant to his employment agreement with the Company. The options vest in installments of 173,700 shares every 90 days.

(3)
These shares are owned by Santa Monica Capital Partners II, LLC. Mr. Brendlinger owns a one-third membership interest through E’s Holdings, Inc., a California corporation. Mr. Brendlinger disclaims beneficial ownership of the shares owned by Santa Monica Capital Partners II, LLC in excess of his percentage ownership of Santa Monica Capital Partners II, LLC.

(4)
These shares include 500,000 shares that are owned by the Baradaran Revocable Trust. Dr. Baradaran is deemed to beneficially own these shares because he has investment and voting power over the shares. These shares also include the 200,000 shares underlying the option granted to Dr. Baradaran on July 20, 2007. This option is 100% vested and expires five years from the date of grant.

(5)
Dr. Gill directly owns 20,000,000 shares. The remaining 4,000,000 shares are held by Dr. Gill as a custodian for his two minor children. Dr. Gill may be considered the beneficial owner of the shares held by his two children.

(6)	These shares include the 200,000 shares underlying the option granted to Mr. Borenzweig on November 27, 2007. This option is 100% vested and expires five years from the date of grant.
(7)
These shares include the 12,000,000 shares underlying a six-year warrant to purchase shares which became exercisable on February 18, 2008, and the 300,000 shares underlying a six-year warrant which became until February 29, 2008.

(8)	The address for these entities is c/o Hunter World Markets, Inc., Penthouse Suite, 9300 Wilshire Boulevard, Beverly Hills, California 90212.

CHANGES IN CONTROL

We are not aware of any changes in control since the end of the last fiscal year and we are not aware of any arrangements that may, at a subsequent date, result in a change in control of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included in this Information Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words may, will, should, expect, anticipate, estimate, believe, intend or project or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

HOUSEHOLDING OF INFORMATION STATEMENT

We have adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, shareholders of records who have the same address and last name will receive only one copy of this information statement unless one or more of these shareholders notify us that they wish to continue receiving individual copies.

If you are an eligible shareholder of record receiving multiple copies of this Information Statement at your household, you can request householding orally or in writing by contacting oral or written request to Dr. Harin Padma-Nathan, our Chief Executive Officer, at NuRx Pharmaceuticals, Inc., 18 Technology, Irvine, CA 92618, (949) 336-7111. If you are a shareholder of record residing at an address that participates in householding and you wish to receive a separate document in the future, you may contact us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

FURTHER INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information including annual and quarterly reports on Form 10-KSB and Form 10-QSB with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

By Order of the Board of Directors

/s/ Harin Padma-Nathan
Harin Padma-Nathan
Chief Executive Officer